                                                                      EXHIBIT 24
                                                                      ----------



The Board of Directors of FMC Corporation:

We consent to incorporation by reference in the registration statement (No. 33-48984) on Form S-8 of FMC Corporation of our report dated October 10, 1995, relating to the statements of financial position of FMC Employees' Thrift and Stock Purchase Plan as of March 31, 1995 and 1994, and the related statements of earnings and changes in plan equity for the years ended March 31, 1995, 1994 and 1993, which report appears in the March 31, 1995 annual report on Form ll-K of FMC Employees' Thrift and Stock Purchase Plan.



KPMG Peat Marwick
Chicago, Illinois
October 11, 1995














                                    Page 21